Exhibits 5.1 and 23.1

[LETTERHEAD OF MORGAN, LEWIS & BOCKIUS LLP]

June 18, 2015

Navient Funding, LLC
2001 Edmund Halley Drive
Reston, Virginia 20191

Re:	Navient Student Loan Trust 2015-3, Class A and Class B Student Loan-Backed Notes

Ladies and Gentlemen:

We have acted as special counsel to Navient Funding, LLC, a Delaware limited liability company (the “Depositor”), in connection with the sale by the Depositor and the purchase by the Underwriters (as defined below) of $252,200,000 aggregate principal amount of Class A-1 Notes (the “Class A-1 Notes”), $486,000,000 aggregate principal amount of Class A-2 Notes (the “Class A-2 Notes” and, together with the Class A-1 Notes, the “Class A Notes”) and $20,000,000 aggregate principal amount of Class B Notes (the “Class B Notes” and, together with the Class A Notes, the “Notes”) pursuant to the terms of the Underwriting Agreement, dated June 3, 2015, and related Pricing Agreement relating to the Notes, dated June 10, 2015  (collectively, the “Underwriting Agreement”), among the Depositor, Navient Credit Finance Corporation, Navient Corporation and J.P. Morgan Securities LLC, RBC Capital Markets, LLC and Wells Fargo Securities, LLC, as representatives of the underwriters (collectively, the “Underwriters”).

In connection with the issuance and sale of the Notes, the Depositor has prepared a prospectus (the “Base Prospectus”), dated June 3, 2015, and a prospectus supplement (the “Prospectus Supplement”), dated June 10, 2015.  In this opinion letter, the Prospectus Supplement and the Base Prospectus, including any documents and other information incorporated therein by reference, each in the form prepared for use by the Underwriters in confirming sales of the Notes, are together called the “Prospectus.”  Navient Student Loan Trust 2015-3 (the “Trust”) was formed pursuant to the short-form trust agreement, dated as of May 26, 2015, between the Depositor and Wells Fargo Delaware Trust Company, N.A., as owner trustee (the “Owner Trustee”), as amended and restated pursuant to an Amended and Restated Trust Agreement, dated as of June 18, 2015 (the “Closing Date”) (the “Trust Agreement”) among the

Navient Funding, LLC
June 18, 2015

Depositor, the Owner Trustee and Wells Fargo Bank, N.A., as indenture trustee acting as excess distribution certificate paying agent and excess distribution certificate registrar.

The Depositor and its co-registrant have filed with the Securities and Exchange Commission a registration statement on Form S-3 (File No. 333-190926), as amended, for the registration of the Notes and certain other securities pursuant to the Securities Act of 1933, as amended (the “Securities Act”).  In this opinion letter, the foregoing registration statement, as so amended, at its effective date, including any documents and other information incorporated therein by reference, is called the “Registration Statement.”  The Registration Statement was declared effective on February 6, 2014.  As set forth in the Prospectus, the Notes will be issued under and pursuant to an Indenture, dated as of the Closing Date (as amended and supplemented from time to time, the “Indenture”), among the Trust, Wells Fargo Bank, N.A., as eligible lender trustee (the “Eligible Lender Trustee”), and Wells Fargo Bank, N.A., as indenture trustee (the “Indenture Trustee”).  Capitalized terms used but not defined herein have the meanings assigned to them in the Indenture.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.  No opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus other than as to the entitlement of the Notes to the benefits of the Indenture and their enforceability against the Trust in accordance with their terms.

As such counsel, we have examined and relied upon originals or copies of such corporate records, documents, agreements or other instruments of Navient Corporation, the Depositor, the Servicer, the Administrator and the Sellers as we consider appropriate.  As to all matters of fact, we have entirely relied upon certificates of officers of Navient Corporation, the Depositor, the Servicer, the Administrator and the Sellers and of public officials, and have assumed, without independent inquiry, the accuracy of those certificates.  In connection with this opinion, we have also examined and relied upon the Registration Statement and the Prospectus.  In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing any document.

Each opinion set forth below relating to the binding effect of the Notes is subject to the following general qualifications:

(i)
the enforceability of any obligation of the Trust or otherwise may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, marshalling or other laws and rules affecting the enforcement generally of creditors’ rights and remedies (including such as may deny giving effect to waivers of debtors’ or guarantors’ rights); and

Navient Funding, LLC
June 18, 2015

(ii)
the enforcement of any rights may in all cases be subject to an implied duty of good faith and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

This opinion letter is limited solely to the internal, substantive laws of the State of New York as applied by courts located in New York without regard to choice of law.

Based upon and subject to the foregoing, we are of the opinion that the Notes, when duly authorized by all requisite statutory trust action on the part of the Trust, executed by the Owner Trustee and authenticated by the Indenture Trustee in accordance with the Indenture, and delivered against payment in accordance with the Underwriting Agreement will be entitled to the benefits of the Indenture and enforceable against the Trust in accordance with their terms.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to this firm under the heading “Legal Matters” in the Base Prospectus and in the Prospectus Supplement.  In rendering the foregoing opinions and giving such consent, we do not admit that we are “experts” within the meaning of the Securities Act.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP